Exhibit 21.1

The following is a list of Intercontinental Exchange, Inc.’s significant legal entity subsidiaries as of December 31, 2017, as defined by SEC rules, and the states or jurisdictions in which they are organized. The list includes the parent company of significant subsidiaries even if the parent company did not meet the definition of a significant subsidiary. Excluded from the list are subsidiaries that, if considered in the aggregate, would not constitute a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Intercontinental Exchange Holdings, Inc.	Delaware, U.S.A.
ICE Data Management Group, LLC	Delaware, U.S.A.
ICE Data Investment Group, LLC	Delaware, U.S.A.
ICE Data, LP	Delaware, U.S.A.
ICE Futures U.S., Inc.	Delaware, U.S.A.
ICE Clear US, Inc.	New York, U.S.A.
ICE US Holding Company GP LLC	Delaware, U.S.A.
ICE US Holding Company LP LLC	Delaware, U.S.A.
ICE U.S. Holding Company LP	Cayman Islands
ICE Clear Credit LLC	Delaware, U.S.A.
NYSE Holdings LLC	Delaware, U.S.A.
NYSE Group, Inc.	Delaware, U.S.A.
NYSE Arca, Inc.	Delaware, U.S.A.
NYSE American LLC	Delaware, U.S.A.
New York Stock Exchange LLC	New York, U.S.A.
NYSE Market (DE), Inc.	Delaware, U.S.A.
IntercontinentalExchange International, Inc.	Delaware, U.S.A.
ICE UK GP, LLC	Delaware, U.S.A.
ICE UK LP, LLC	Delaware, U.S.A.
ICE Europe Partners LP	United Kingdom
ICE Europe Parent Limited	United Kingdom
Aether IOS Limited	United Kingdom
IntercontinentalExchange Holdings	United Kingdom
ICE Clear Europe Limited	United Kingdom
ICE Futures Holdings Limited	United Kingdom
ICE Futures Holdco No. 1 Limited	United Kingdom
ICE Futures Holdco No. 2 Limited	United Kingdom
ICE Futures Europe	United Kingdom
Interactive Data Holdings Corporation	Delaware, U.S.A.
Igloo Intermediate Corporation	Delaware, U.S.A.
Interactive Data Corporation	Delaware, U.S.A.
Interactive Data Pricing and Reference Data LLC	Delaware, U.S.A.